EXHIBIT 32

WRITTEN STATEMENT
PURSUANT TO
18 U.S.C. SECTION 1350

           The undersigned, the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer of ACME Communications, Inc. (the “Company”) hereby certify, to the best of our knowledge, that pursuant to 18 U.S.C. §1350:

           (i) the amended annual report on Form 10-K/A for the twelve months ended December 31, 2003 of the Company (the “Report) fully complies with the requirements of section 13(a) and 15(d) of the Securities Exchange Act of 1934; and

          (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 6, 2004

/s/ Jamie Kellner
Jamie Kellner
Chirman and Chief Executive Officer

/s/ Thomas D. Allen
Thomas D. Allen
Executive Vice President and Chief Financial Officer